UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 25, 2012

CytoDyn Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-49908	75-3056237
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Crenshaw Lake Road, Lutz, Florida 33548

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 527-6969

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 25, 2012, CytoDyn Inc. (the “Company”) announced that Kenneth J. Van Ness has stepped down as the Chairman of the Board of Directors of the Company (the “Board”), effective immediately. In addition, Mr. Van Ness will step down as the President and Chief Executive Officer (“CEO”) of the Company, effective no later than October 16, 2012 (the “Separation Date”). Mr. Van Ness is stepping down to return as a managing director of a financial services company after the end of the Transition Period (as defined below). Mr. Van Ness has no disagreements with the Company on any matters relating to its operations, policies or practices that led to his departure. Mr. Van Ness will continue to serve as a director on the Board and Gregory A. Gould, a current member of the Board, will serve as the Chairman of the Board.

(e) On July 25, 2012, the Company entered into a Transition Agreement with Mr. Van Ness (the “Transition Agreement”). The Transition Agreement provides that Mr. Van Ness will continue to carry out his responsibilities as President and CEO, as set forth in the Executive Employment Agreement, dated April 16, 2012, but effective as of August 9, 2011 (the “Employment Agreement”), by and among the Company and Mr. Van Ness, through the Separation Date, with additional oversight from the Company’s new Chairman, Gregory A. Gould.

The Transition Agreement amends the Employment Agreement in certain respects and also provides that, in lieu of any compensation otherwise payable to Mr. Van Ness under the Employment Agreement, during the period beginning on July 18, 2012 through October 16, 2012 (the “Transition Period”), Mr. Van Ness will be paid a salary equal to $13,890 per month and will continue to receive, during the Transition Period, the fringe benefits, indemnification and miscellaneous business expense benefits provided for in the Employment Agreement. Mr. Van Ness is also entitled to (i) receive a cash severance payment equal to $13,890 per month for 33 months after the Separation Date, (ii) the opportunity to elect the timing of distribution of his account balance in the Company’s 401(k) plan, (iii) reimbursement for continuing health care insurance coverage under COBRA for nine months, and (iv) all amounts due by the Company to an affiliate of Mr. Van Ness for every month that the Company continues to occupy a portion of the real property owned by an affiliate of Mr. Van Ness located at 110 Crenshaw Lake Road, Lutz, Florida.

Furthermore, the Transition Agreement provides that: (i)(A) the CytoDyn Inc. Stock Option Award Agreement, dated December 6, 2010, by and among the Company and Mr. Van Ness is amended to provide for immediate vesting of all of the 500,000 options granted at $1.19 per share, and (B) the CytoDyn Inc. Stock Option Award Agreement, dated April 16, 2012, but effective as of August 9, 2011, by and among the Company and Mr. Van Ness is amended to provide for (I) immediate vesting of 750,000 of the 1,500,000 options granted at $2.00 per share, and (II) forfeiture of the remaining 750,000 of the 1,500,000 options granted at $2.00 per share; (ii) Mr. Van Ness agreed to shorten the expiration date of the 25,000 options granted to him on September 22, 2010 as described in subsection (iii); and (iii) with respect to all options in referenced in (i)(A), (i)(B)(I), and (ii) of this paragraph, the Company and Mr. Van Ness agreed that the expiration date for exercise of such options is August 8, 2016, although the Company amended the grants to waive the earlier expiration of such options if Mr. Van Ness no longer is in “Continuous Service” with the Company as that term is defined in the Company’s Stock Incentive Plan.

Finally, the Transition Agreement includes a mutual general release by Mr. Van Ness and the Company of all claims against the other and provides for the continued applicability of Mr. Van Ness’s restrictive covenants as set forth in the Employment Agreement.

The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Transition Agreement, dated as of July 25, 2012, by and between CytoDyn Inc. and Kenneth J. Van Ness

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

July 25, 2012	By:	/s/ Andrew T. Libby, Jr.
Andrew T. Libby, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement, dated as of July 25, 2012, by and between CytoDyn Inc. and Kenneth J. Van Ness